EXHIBIT 99.1

United-Guardian Reports Record 9-Month Sales & Earnings

HAUPPAUGE, N.Y., Nov. 9, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that sales and earnings both reached record levels for the first nine months of the year. Sales for the period were $11,159,860, a new 9-month record and an increase of 8.5% over the same period last year. Earnings for the period were $0.62 per share, which was an increase of $0.02 (3.3%) over last year, which is significant because in the second quarter the company had taken a one-time charge to earnings of $0.12 per share in connection with the termination of its defined benefit pension plan. For the three-month period ended September 30, 2010, sales reached $3,848,393, an  increase of 13.4% over the same period last year and a new third-quarter sales record for the company. Earnings for the third quarter were $0.27 per share versus $0.22 per share in the third quarter of 2009, an increase of 22.7%.

Ken Globus, President of United, stated, "We are pleased to report another very strong quarter, which was primarily the result of a significant increase in sales of our personal care products line, which increased 17% for the first nine months of this year compared with the same period in 2009. We are working with our global marketing partners to continue to increase sales of these products, with particular emphasis on the growing consumer markets in emerging economies, such as China and Russia where our sales have grown significantly in recent years. We are also continuing to develop new products for both the personal care and medical markets."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE NINE AND THREE MONTHS ENDED
SEPTEMBER 30, 2010 and SEPTEMBER 30, 2009
(UNAUDITED)

	NINE MONTHS ENDED		THREE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2010	2009	2010	2009

Net sales	$ 11,159,860	$ 10,281,426	$3,848,393	$3,393,139

Costs and expenses	7,035,181	6,076,136	2,048,862	1,858,838
Income from operations	4,124,679	4,205,290	1,799,531	1,534,301

Other income	291,100	274,430	65,954	89,347

Income from operations before income taxes	4,415,779	4,479,720	1,865,485	1,623,648

Provision for income taxes	1,451,626	1,487,300	621,700	541,900

Net Income	$ 2,964,153	$ 2,992,420	$1,243,785	$1,081,748

Earnings per common share
(Basic and Diluted)	$ 0.62	$ 0.60	$ 0.27	$ 0.22
Additional financial information can be found at the company's web site at www.u-g.com.
CONTACT:  United-Guardian, Inc.
          Public Relations
          Robert S. Rubinger
          (631) 273-0900